Exhibit (a)(5)(GG)

NORTHROP GRUMMAN CORPORATION
Public Information
1840 Century Park East
Los Angeles, California  90067-2199
Telephone:  310-553-6262
Fax:        310-556-4561

Contact:    Frank Moore (Media) (310) 201-3335
            Gaston Kent (Investors) (310) 201-3423

FOR IMMEDIATE RELEASE

NORTHROP GRUMMAN COMPLETES
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TENDER OFFER FOR NEWPORT NEWS SHIPBUILDING
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Acquisition Creates Nation's Third Largest Defense Contractor,
World's Largest Naval Shipbuilder

     LOS ANGELES -- Nov. 30, 2001 -- Northrop Grumman Corporation (NYSE:
NOC) announced today the completion of its tender offer for all of the outstanding shares of Newport News Shipbuilding Inc. (NYSE: NNS), creating the world's largest naval shipbuilder. The tender offer expired at midnight E.S.T. on Nov. 29, 2001. All shares validly tendered have been accepted for exchange.

     The exchange agent for the offer has advised Northrop Grumman that a total of approximately 26,469,213 shares were tendered in the offer, including approximately 14,503,155 delivered through notice of guaranteed delivery. This represents approximately 81.4% of the outstanding shares of Newport News common stock.

     "Northrop Grumman is now a world-class, fully capable shipbuilding company with expertise in every class of nuclear and non-nuclear vessel," said Kent Kresa, Northrop Grumman's chairman and chief executive officer. "The acquisition of Newport News affirms our commitment to shipbuilding, which we expect will generate approximately $4 billion in annual revenues next year."

     As a result of the acquisition, Northrop Grumman is now the nation's third largest defense contractor with expected 2002 revenues of $18 billion, nearly 100,000 employees and leadership positions in major growth sectors of the 21st century defense marketplace.

     Northrop Grumman will initially operate Newport News as a stand-alone sector of the company. Over time, all shipbuilding operations will be combined into one sector to take advantage of increased efficiencies in procurement, information technology and operating systems. The company emphasized that it does not intend to merge its various shipyards because of the vast differences between nuclear and non-nuclear shipbuilding.

     Thomas C. Schievelbein, previously executive vice president of Newport News, has been named a Northrop Grumman corporate vice president and president of the new Newport News sector. He is also a member of Mr. Kresa's corporate policy council.

     Northrop Grumman President and Chief Operating Officer Dr. Ronald D. Sugar, Mr. Kresa, and Mr. Schievelbein, along with other senior executives, are meeting today with Newport News employees, media, union representatives and federal, state and local officials.

     Northrop Grumman said that it intends to acquire the remaining outstanding shares of Newport News common stock as soon as practicable, pursuant to a merger of Newport News into a Northrop Grumman subsidiary. Concurrent with the merger, the name of the subsidiary formed will be changed to Newport News Shipbuilding Inc. Northrop Grumman said it now has sufficient shares to cause the merger to occur.

     Following the merger, each Newport News stockholder whose shares have not been tendered and accepted for exchange will have the right to make the same elections for exchange of their shares as in the offer, subject to the limitations and proration procedures in the offer.

     The value of the Newport News Shipbuilding acquisition is approximately $2.6 billion, which includes the assumption of approximately $500 million of Newport News Shipbuilding debt.

     Northrop Grumman Corporation is an $18 billion, global defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and nuclear and non-nuclear shipbuilding and systems. With nearly 100,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

     THE ABOVE NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE MERGER OF NORTHROP GRUMMAN AND NEWPORT NEWS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY NOT BE REALIZED, OR MAY VARY MATERIALLY FROM RESULTS THAT MAY BE DISCUSSED OR IMPLIED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY AFFECT ACTUAL RESULTS INCLUDE THE RISKS INHERENT IN THE SUCCESSFUL INTEGRATION OF NEWPORT NEWS INTO NORTHROP GRUMMAN'S BUSINESS, THE TIMELY DEVELOPMENT AND MARKET ACCEPTANCE OF THE PRODUCTS AND SERVICES OF THE COMBINED COMPANIES, NORTHROP GRUMMAN'S ABILITY TO REMAIN COMPETITIVE IN A HIGHLY COMPETITIVE AND RAPIDLY CHANGING MARKETPLACE, AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN EACH COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, BUT NOT LIMITED TO, NORTHROP GRUMMAN'S REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

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